Exhibit 23.5

December 21, 2018

Fit Box Holdings Limited (the “Company”)

13/F, Le Diamant
703 Nathan Road
Mongkok, Kowloon
Hong Kong

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of the Company and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Poi Lam William Yuen
Name: Poi Lam William Yuen